Exhibit 99.1

PRESS CONTACT: Ralph A. Beattie, Chief Financial Officer Phone: 1-972-770-5600

FOR IMMEDIATE RELEASE

CAPITAL SENIOR LIVING CORPORATION ANNOUNCES

CAREY P. HENDRICKSON WILL JOIN AS CHIEF FINANCIAL OFFICER

Ralph A. Beattie to Retire From Company

DALLAS – (BUSINESS WIRE) – April 28, 2014 – Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced that Carey P. Hendrickson, 51, will join the Company as Senior Vice President and Chief Financial Officer. Mr. Hendrickson will report to Chief Executive Officer Lawrence A. Cohen and succeeds Ralph A. Beattie, who will retire on May 16, 2014 from his position as Executive Vice President and Chief Financial Officer, but will continue as a consultant to the Company until February 28, 2015.

“We are excited to have someone with Carey’s experience, financial and business acumen joining our Company,” stated Mr. Cohen. “His 22 years of public company experience in a multi-site geographically concentrated media company will be a tremendous asset to our management team as we focus our operations and growth in geographically concentrated regions. We look forward to his joining our Company and leading our finance, accounting, tax, treasury, investor relations and information technology areas.” Mr. Cohen continued, “We thank Ralph for his 15 years of service and many contributions to our Company. We wish him well upon his retirement and are pleased he will be serving as a consultant to the Company.”

Mr. Hendrickson has held numerous positions in finance and administration over 22 years at Belo Corp., which owned and operated multiple television stations and newspapers across the country. He served as Belo’s Senior Vice President/Chief Financial Officer and a member of Belo’s Management Committee from 2010 until the company was sold to Gannett Co., Inc. in December 2013. Prior to that, Mr. Hendrickson served in various roles at Belo including Senior Vice President/Chief Accounting Officer, Vice President /Human Resources, Vice President/Investor Relations and Corporate Communications and Vice President/Strategic and Financial Planning.

Mr. Hendrickson is an honors graduate of both Baylor University and the University of Texas at Arlington. He received a Bachelor of Arts in Accounting from Baylor in 1985 and a Master of Business Administration in Finance from the University of Texas at Arlington in 1995. Mr. Hendrickson also earned his Certified Public Accountant designation. Mr. Hendrickson was recruited with the assistance of Spencer Stuart, the global executive search and leadership advisory firm.

ABOUT THE COMPANY

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating strategy is to provide value to residents by providing quality senior living services at reasonable prices. The Company’s communities emphasize a continuum of care, which integrates independent living, assisted living, and home care services, to provide residents the opportunity to age in place. At the end of the fourth quarter, the Company operated 112 senior living communities in geographically concentrated regions with an aggregate capacity of approximately 14,600 residents.

For information about Capital Senior Living, visit www.capitalsenior.com.

Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 for more information.